EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2006 Second Quarter Earnings

Austin, Texas, August 7, 2006 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2006 consolidated net earnings of $22.2 million, or $6.07 per diluted share, compared with consolidated net earnings of $24.1 million, or $6.64 per diluted share, reported for the second quarter of 2005. Consolidated net earnings for the first six months of 2006 were $36.3 million, or $9.91 per diluted share, compared with $40.3 million, or $11.11 per diluted share, reported a year ago. The Company's book value per share at June 30, 2006 increased to $245.30.

Earnings from operations, excluding net realized gains on investments(1), totaled $21.2 million, or $5.78 per diluted share, for the second quarter ended June 30, 2006, compared with $19.1 million, or $5.28 per diluted share, for the quarter ended June 30, 2005. For the first six months of 2006, earnings from operations were $34.3 million, or $9.37 per diluted share, versus $34.7 million, or $9.57 per diluted share, for the first six months of 2005. The Company's earnings from operations for the first six months of 2006 include a charge of $8.1 million, or $2.23 per diluted share, recorded during the first quarter in accordance with stock option accounting standards. Referring to the year-to-date results, Mr. Moody noted, "Absent the first quarter accounting charge for stock options, our earnings from operations for the first half of the year would be 22% higher than last year. This reflects the steady growth of our business in force and solid investment performance while maintaining expenses and incurring favorable mortality experience."

Operating revenues, excluding realized investments gains and derivative losses, totaled $236.0 million for the first six months of 2006 compared to $219.2 million for the comparable period in 2005. The Company reported that domestic life insurance sales increased 68% for the first half of 2006 compared to 2005 while international life insurance sales were 13% higher for the same period. Commenting, Mr. Moody indicated, "In December 2001, the Company surpassed $10 billion of life insurance business in force for the first time. At the end of June 2006, the Company's life insurance business in force exceeded $15 billion. In less than five years the Company has increased its block of business by 50%. All of the Company's business, domestic and international, is serviced from our home office in Austin with individuals fluent in Spanish, Portuguese, Mandarin Chinese, and Russian."

National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. At June 30, 2006, the Company maintained total stockholders' equity of $888 million, assets of $6.5 billion, and life insurance in force of $15.1 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Revenues:
Revenues, excluding realized investment
gains and derivative loss	$116,355	112,859	236,011	219,189
Derivative loss	(17,328)	(2,478)	(2,152)	(16,400)
Realized gains on investments	1,616	7,616	3,039	8,584

Total revenues	$100,643	117,997	236,898	211,373

Earnings:
Earnings from operations	$21,177	19,147	34,297	34,720
Net realized gains on investments	1,050	4,951	1,975	5,580

Net earnings	$22,227	24,098	36,272	40,300

Basic Earnings Per Share:
Earnings from operations	$5.84	5.32	9.47	9.66
Net realized gains on investments	0.29	1.38	0.54	1.55

Net earnings	$6.13	6.70	10.01	11.21

Basic Weighted Average Shares	3,628	3,598	3,623	3,595

Diluted Earnings Per Share:
Earnings from operations	$5.78	5.28	9.37	9.57
Net realized gains on investments	0.29	1.36	0.54	1.54

Net earnings	$6.07	6.64	9.91	11.11

Diluted Weighted Average Shares	3,665	3,630	3,661	3,628

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com